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[LOGO]  WSFS    FINANCIAL
                CORPORATION     838 Market Street, Wilmington, Delaware 19801
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                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE
                                                        Contact:   Joan Sullivan

December 13, 2004                                                 (302) 571-7288



        WSFS FINANCIAL CORPORATION ANNOUNCES NEW Chief Financial Officer

         Wilmington, Del. -- WSFS Financial Corporation (NASDAQ/NMS: WSFS) announces that Stephen A. Fowle has joined the executive management team as Chief Financial Officer effective January 3, 2005.

         Mr. Fowle most recently held the position of Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC, in Cleveland, Ohio. Third Federal is an $8 billion multibank mutual holding company headquartered in Cleveland that serves the Ohio and Florida markets. Third Federal is the largest mutual S & L organization in the U.S.

         "We are extremely fortunate to have someone with Steve's experience join the WSFS Team," said Marvin N. Schoenhals, Chairman and President of WSFS Financial Corporation. "He has a strong and diverse background that integrates finance, operations and strategic planning which will serve us well as we continue to grow and expand our banking and wealth management business in Delaware."

         "I am thrilled to be part of such a high performing company and I am looking forward to future challenges," said Mr. Fowle.

         Prior to working for Third Federal, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co. Incorporated in Milwaukee, WI.

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[LOGO]  WSFS    FINANCIAL
                CORPORATION     838 Market Street, Wilmington, Delaware 19801
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WSFS New Chief Financial Officer
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         In 1987, Mr. Fowle received a United States Presidential Appointment to consult with members of the Federal Home Loan Bank Board in Washington, DC. His advisory included FSLIC thrift resolutions, oversight of Freddie Mac and the Federal Home Loan Bank System.

         Mr. Fowle also held internships as a Market Research Analyst in Tokyo, Japan; as a Business Liaison Officer at the White House in Washington, DC; and as a Business and Taxation Intern in the United States Senate, Washington, DC.

         Mr. Fowle is a graduate of Stanford University and holds a Masters of Management, Finance and Marketing from Northwestern University's, J.L. Kellogg Graduate School of Management in Evanston, IL.

         WSFS Financial Corporation is a $2.4 billion financial services company. At September 30, 2004, its principal subsidiary, Wilmington Savings Fund Society, FSB, operated 23 retail-banking offices in all three counties in Delaware, as well as, Chester and Delaware counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation, WSFS Reit, Inc., WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.

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